Ex. 10.1

ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT

THIS ASSET AND FRANCHISE AGREEMENT PURCHASE AGREEMENT (“Agreement”) is made and entered into on the date last set forth below on the signature page (“Effective Date”), by and between The Joint Corp., a Delaware corporation (“TJC”), SJV Tempe Marketplace, LLC, an Arizona limited liability company (“TM”), Shakarian Joint Ventures, LLC, an Arizona limited liability company (“SJV”), SJV East Mesa, LLC, an Arizona limited liability company (“EM”), SJV Apache Junction, LLC, an Arizona limited liability company (“AJ”), Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (TM, SJV, EM, AJ, Dr. Aaron Shakarian and Stacie Shakarian shall collectively be referred to as the “Seller”), and Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (collectively, the “Shareholder”). TJC, Seller, and Shareholder shall at times be collectively referred to as the “Parties.”

Background:

A.The Seller is the franchisee under four (4) separate The Joint Chiropractic® franchise agreements with TJC for the following four (4) chiropractic clinics: (i) The Joint franchise number #48040 known as The Shoppes at Casa Paloma and located at 7131 W. Ray Rd., Suite 39, Chandler, AZ 85226; (ii) The Joint franchise number #48042 known as Superstition Gateway and located at 1946 S. Signal Butte, Suite A105, Mesa, AZ 85209; (iii) The Joint franchise number #48054 known as Apache Trail and located at 2540 W. Apache Trail, Suite 102, Apache Junction, AZ 85120; and (iv) The Joint franchise number #48041 known as Tempe Marketplace and located at 2010E. Rio Salado Parkway, Suite 112, Tempe, AZ 85281 (collectively, the “Subject Franchises”);

B.Seller and the Shareholder will sell to TJC, and TJC will purchase from Seller, all of Seller’s interest in the Subject Franchises and the “Franchise Agreements” (as defined below), on the terms and conditions set forth in this Agreement; and

C.The Shareholder owns all of the outstanding interests in each of the four (4) entities partially comprising the Seller.

D.The Parties, in conjunction with this Asset and Franchise Agreement Purchase Agreement, mutually desire to terminate the “Franchise Agreements” (as defined below) as set forth below. The Seller, as Franchisee, will surrender the Territory and mutually terminate the Franchise Agreements, other than Franchisee’s “Post-Termination Obligations” (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows:

1.Purchase and Sale

(a)Except as provided herein, at the “Closing” (as hereinafter defined) of the transactions contemplated hereby, Seller and Shareholder shall sell, assign, transfer and deliver, or cause its affiliates to assign, transfer and deliver, to TJC, and TJC shall purchase and accept from Seller, Shareholder and/or their affiliates, the “Assets” (as defined below); free and clear of any and all liens, claims (including, without limitation, title claims and claims of taxing authorities), encumbrances, pledges, security interests or charges of any kind whatsoever, and shall assume the obligations only as specifically stated herein, for the purchase price set forth in Section 4 hereof. For the avoidance of doubt, the Effective Date may predate the Closing.

(b)For purposes of this Agreement, “Assets” shall mean:

(i)the four franchise agreements between the three entities and two individuals comprising Seller and TJC for the Subject Franchises, as more particularly described in Schedule 1(b)(i) attached hereto as and made a part hereof, without any transfer fees (as amended, the “Franchise Agreement”);

(ii)    all of Seller’s interest in equipment, machinery, tools, maintenance supplies, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property (together the “Personal Property”) used or held for use by Seller in the Subject Franchises, which is more particularly listed and described in Schedule 1(b)(ii) attached hereto and made a part hereof;

(iii)    all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Subject Franchises, together with any deposits or prepayments (for packages or otherwise) made by any patients covered by such agreements or arrangements to the extent related to services to be performed after Closing (hereinafter, the “Prepayment Balance”);

(iv)    the trademarks, trade names, copyrights and all other intellectual property rights of Seller associated with the Subject Franchises and all of Seller’s goodwill attributable to the Subject Franchises;

(v)    all telephone numbers and domain names associated with the Subject Franchises;

(vi)    copies of all medical records with respect to patients of the Subject Franchises and all documents and records in the possession of Seller pertaining to patients and employees of the Subject Franchises;

(vii)    to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Subject Franchises;

(viii)    all of Seller’s interests as tenant (including leasehold improvements) under its leases for the premises occupied by the Subject Franchises, copies of which are attached hereto as Exhibit A and made a part hereof (hereinafter, the “Leases”); and

(ix)    the agreements and contracts which TJC has expressly agreed to assume and which are listed on Schedule 1(b)(ix) (together, the “Assumed Contracts”).

(c)Termination of Franchise Agreements. As of the Effective Date, the Parties hereby agree that effective as of the Closing , the Franchise Agreements, along with any addendums, amendments, assignments, transfer agreements, exhibits, security agreements related to the Franchise Agreements, and all of the Parties’ rights and obligations thereunder, shall be terminated and of no further force and effect subject to the following: All obligations imposed upon the Parties under this Termination and Release, and the Franchise Agreements that survive the termination, expiration or transfer of the Agreement, including but not limited to the “Post-Termination Obligations” and the “Survival Provisions” (without limitation Section 16 of the Franchise Agreements), shall survive and the Parties agree to comply with all such Post-Termination Obligations and Survival Provisions as applicable to each in accordance with the terms of the Franchise Agreements notwithstanding its termination. Notwithstanding the foregoing, the Post-Termination Obligations and Survival Provisions related to competition or covenants not-to-compete, shall not be enforced by Franchisor (excepting any usage of Trade Secrets, Confidential Information or the Marks as defined in the Franchise Agreements). Furthermore, because Shareholder is a party to additional The Joint Chiropractic franchise agreements with TJC (which are not being purchased under this Agreement) (the “Shareholder Retained Franchises”), the Parties acknowledge that the Post-Termination Obligations and Survival Provisions shall not apply to Shareholder’s continuing operation of the Shareholder Retained Franchises. Furthermore, the Parties agree that because the Franchise Agreements terminated under this Agreement are terminated by mutual consent of the Parties, there shall be no Termination Fee owed as a result of the termination of the Franchise Agreements. The Franchise Agreements to be transferred and terminated under this Agreement are expressly limited to the four (4) Franchise Agreements in Schedule 1(b)(i).

2.Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged by TJC that Seller will not be conveying to TJC (a) any cash, cash equivalents, working capital, or accounts receivable (other than accounts receivable under membership agreements or other arrangements described in Section 1(b)(iii) above for periods after Closing), (b) any of the proceeds of the transaction described in this Agreement, and (c) the items listed on the attached Schedule 2 (collectively, the “Excluded Assets”).

3.No Assumption of Liabilities

    Except as expressly provided in this Agreement, TJC shall not assume any debts, liabilities or obligations of Seller or its shareholders, members, affiliates, officers, employees or agents of any nature, whether known or unknown, fixed or contingent, including, but not limited to, debts, liabilities or obligations with regard or in any way relating to any contracts (including, without limitation, any of the following: (i) patient/membership agreements; (ii) employment agreements; (iii) stock transfer agreements; (iv) medical direction agreements; (v) leases for real or personal property, or (vi) business operational expenses including without limitation, trade payables, tax liabilities, disclosure obligations, product liabilities, liabilities to any regulatory authorities, liabilities relating to any claims, litigation or judgments, any pension, profit-sharing or other retirement plans, any medical, dental, hospitalization, life, disability or other benefit plans, any stock ownership, stock purchase, deferred compensation, performance share, bonus or other incentive plans, or any other similar plans, agreements, arrangements or understandings which Shareholder, Seller, or any of its affiliates, maintain, sponsor or are required to make contributions to, in which any employee of Seller participates or under which any such employee is entitled, by reason of such employment, to any benefits (collectively the (“Excluded Liabilities”). Notwithstanding the provisions above, from and after the Closing , and on the terms and conditions contained in this Agreement, TJC shall assume, perform, pay and discharge the Assumed Contracts for periods after the Closing; provided the applicable Assumed Contracts have been disclosed to TJC prior to the Closing. For the avoidance of doubt, any liability under any leases for real property for the Subject Franchises, whether or not assumed by TJC, for the period before Closing, shall be an Excluded Liability. However, any liability for periods after Closing under any properly and validly assigned leases for real property for the Subject Franchises shall not be an Excluded Liability.

4.Payment of Purchase Price

(a)The purchase price to be paid by TJC for the Assets (the “Purchase Price”) is Five Million Eight Hundred Thousand and No/100 ($5,800,000.00), subject to adjustment as set forth in Section 4(d);

(b)TJC will pay to Seller the amount of $5,600,000.00 in cash by bank wire transfer on the Closing , less the following items: (i) any amounts to be paid to third parties in connection with the satisfaction of liens or security interests affecting the Assets; (ii) any amounts required to be paid to the landlords in connection with the assignment of the Leases; (iii) the Prepayment Balance for each location of the Subject Franchises on account of all packages sold between March 25, 2022 and the Closing; and (iv) any outstanding or accrued royalties, advertising contributions and other fees under the Franchise Agreements through the Closing (collectively, the “FA Fees”);

(c)Subject to Section 4(d) below, the $200,000.00 balance of the Purchase Price (the “Purchase Price Balance”) shall be paid by TJC to Seller ninety (90) calendar days after the Closing (the “Purchase Price Balance Due Date”); and

(d)Within ninety (90) days after the Closing, the Purchase Price Balance shall be adjusted by appropriate pro-rations for rent, state and local real estate taxes and transfer taxes, sales tax, service and utility contracts, any merchant card collections on account of the Subject Franchises only for periods after the Closing, balance of any security deposit held by the landlord under the Leases that transfers to TJC, FA Fees, Prepayment Balance, if applicable, and payroll and employee related payments related to the Subject Franchises in respect of periods prior to Closing (the “Adjustments”). The Parties shall cooperate to determine the amounts of the Adjustments, and shall make available such books, records, financial information and supporting data as necessary to determine the Adjustments. The Parties agree to use commercially reasonable efforts to determine amounts within sixty (60) days after the Closing and shall reimburse the other party as necessary and as detailed below. The agreed amount of the Adjustments shall be documented by a written calculation signed by the Parties hereto (the “Adjustment Agreement”). In the event that the Parties agree that the Adjustments in favor of Seller are greater than the Adjustments in favor of TJC, TJC shall remit the net amount of Adjustments to Seller along with the remittance of the Purchase Price Balance on the Purchase Price Balance Due Date. In the event that the Parties agree that the Adjustments in favor of TJC are greater than the Adjustments in favor of Seller, the Purchase Price Balance shall be reduced by the net amount of the Adjustments.

5.Closing

Subject to the satisfaction or waiver of the conditions described in Sections 9 and 10, the Closing of the transactions described herein shall take place on or before June 1, 2022, at such time as the Parties agree, and shall occur either through electronic communications or if requested, the offices of TJC. At the Closing, Seller shall deliver, or cause its affiliates to deliver, such bills of sale, assignments, certificates and other documents and instruments as may reasonably be requested by TJC to carry out the transfer and assignment to TJC of the Assets, including execution of the “Bill of Sale and Assignment,” attached hereto at Exhibit B. Following the Closing, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing or regulatory authority, all information, records or documents relating to tax obligations and regulatory compliance matters of Seller for all periods on or prior to the Closing, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations and extensions thereof.

6.Representations, Warranties and Covenants of Seller and the Shareholder

Seller and Shareholder hereby jointly and severally represent and warrant to TJC as follows, and further memorialized hereto at Exhibit D – Seller’s Certificate:

(a)    Organization. Seller is comprised of two individual and five limited liability companies that are each duly organized and validly subsisting under the laws of the State of Arizona, and each has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)    Authority. Seller is not a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate, limited liability company or limited partnership action of Seller. All other actions (including all action required by state law and by the organizational documents of Seller) necessary to authorize the execution, delivery and performance by Seller of this Agreement, the bills of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Seller. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Seller and the Shareholder (and assuming the due execution and delivery by the other parties), this Agreement and such other documents and instruments will be the valid and legally binding obligations of Seller and the Shareholder, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6(b), no authorization, consent, approval or other order of, declaration to or filing with any third party, including any governmental body or authority is required for the approval or consummation by Seller or the Shareholder of the transactions contemplated by this Agreement. Seller and the Shareholder agree that assignment of the Leases shall not be subject to or contingent upon any novation or any release of any principal obligor or guarantor thereunder.

(c) Taxes. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it. As of the time of filing, such returns were accurate and complete in all material respects. All taxes due with respect to Seller and the Assets, and all additional assessments received, have been paid. Seller is not delinquent in the payment of any such tax and none has requested any extension of time within which to file any tax return, which return has not since been filed. There are no federal, state, local or other tax liens outstanding on any of the Assets being sold hereunder.

(d)Title to and Condition of Assets. Seller has good and marketable title to (or, with respect to any Assets that are leased, a valid leasehold interest in) all of the Assets to be acquired by TJC at the Closing, free from any liens, adverse claims, security interest, rights of other parties or like encumbrances of any nature. The Assets consisting of physical property are in good condition and working order, normal wear and tear excepted, and function properly for their intended uses.

(e)Compliance with Laws. To the best of Seller’s and Shareholder’s Knowledge, neither Seller nor the Subject Franchises are in violation of, nor are they or any of them subject to any liability in respect of, any federal, state, county, township, city or municipal laws, codes, regulations or ordinances (including without limitation those relating to environmental protection, health, hazardous or toxic substances, fire or safety hazards, occupational safety, labor laws, employment discrimination, subdivision, building or zoning) with respect to the conduct of the Subject Franchises, nor has Seller received any notices of investigation or violation pertaining to any such matters. To the best of Seller’s and Shareholder’s knowledge, Seller has, and all professional employees or agents of Seller have, all licenses, franchises, permits, authorizations or approvals from all governmental or regulatory authorities required for the conduct of the Subject Franchises and neither Seller nor the professional employees or agents of Seller have violated any such license, franchise, permit, authorization or approval or any terms or conditions thereof.

(f)Litigation or Liens. Except as disclosed on Schedule 6(f), there is no action, suit or proceeding pending, threatened against or affecting the Assets, or relating to or arising out of, the ownership or operation of the Assets, including claims by employees of the Subject Franchises. Seller and Shareholder agree and acknowledge that any lien releases or notices of payment (or other applicable satisfaction or payoff documentation) shall be remitted to TJC prior to the Purchase Price Balance Due Date.

(g)Employees. Schedule 6(g) attached hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay and any other compensation arrangements or fringe benefits, of each current employee of Seller who is directly employed in the Subject Franchises (collectively, the “Employees”). Seller and Shareholder hereby agree to terminate all of the Employees as of the Closing and pay any and all compensation due the Employees through the Closing; including, but not limited to, all base pay, hourly pay, bonuses and commission, vacation and sick time, and any severance obligations.

(h)Contracts. Seller has delivered to TJC copies of any and all material contracts, leases, agreements, software licensing agreements, or commitments, unless customarily kept in non-physical, non-pdf format or other digital document format, with respect to the Assets or the Subject Franchises. Except as set forth in Schedule 6(h), no consent or approval of any third party is required for the assignment to TJC of any contracts that TJC is assuming pursuant to Sections 1(b)(iii), (vi), (vii), (viii), and (ix).

(i)Financial Statements. Seller has delivered to TJC the financial statements for the Subject Franchises as of and for the calendar years 2020 and 2021 and for the first three months of 2022 (collectively, the “Financial Statements”). The Financial Statements fairly present and will fairly present the financial position and results of operations of the Subject Franchises as of and for the periods presented.

(j)Claims. Neither Seller, Shareholder, nor any other person who holds or has ever held a direct or indirect interest in the Subject Franchises has any claim, demand, or cause of action for damages of any kind whatsoever, whether known or unknown, against TJC or its officers, directors, employees, attorneys, agents, successors and assigns by reason of any event, occurrence or omission arising under, or relating to, the Subject Franchises.

(k)Pre-Closing Operations. Until such time as the Subject Franchises have been transferred and assigned to TJC, Seller and the Shareholder shall continue to operate the Subject Franchises in a commercially reasonable manner (including without limitation, engaging in the sale of any products or packages at discounted amounts, or other revenue “stuffing” activities), consistent with the respective franchise agreement, and neither the Seller nor any of the Shareholder shall take any actions or operate the Subject Franchises in such a way as to cause or precipitate any diminution in their prospective, post-closing sales or any material shift in their prospective, post-closing revenue streams.

(l)Exhibit E. Exhibit E attached to this Agreement shall not be interpreted to expand or alter in any way the representations and warranties made by Seller and Shareholder under this Section 6.

(m)Knowledge. “Knowledge” as it is applied to Sellers and Shareholders, means (i) the actual or constructive knowledge of Dr. Aaron Shakarian and Stacie Shakarian (the “Knowledge Parties”), and (ii) the knowledge which should have been acquired by any of the Knowledge Parties after reasonable inquiry.

7.TJC’s Representations and Warranties

TJC represents and warrants to Seller and the Shareholder as follows:

(a)Organization of TJC. TJC is a corporation duly organized and validly subsisting under the laws of the state of Delaware, and TJC has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)Authorization. TJC is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by TJC’s Board of Directors. All other actions (including all action required by state law and by the organizational documents of TJC) necessary to authorize the execution, delivery and performance by TJC of this Agreement, the Note, the bill of sale transferring the Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by TJC. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by TJC, this Agreement and such other documents and instruments will be the valid and legally binding obligations of TJC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority, including, without limitation, with respect to environmental matters, is required for the consummation by TJC of the transactions contemplated by this Agreement.

(d)No Violation of Other Agreements. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of this Agreement by TJC will breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which TJC is or may be bound or constitute a default thereunder or result in a termination of any such agreement or instrument.

(e)Financial Capability. TJC will have at Closing, sufficient internal funds available to pay the Purchase Price and any fees or expenses incurred by TJC in connection with the transactions contemplated hereby.

(f)Claims. Neither TJC nor its officers or directors has any claim, demand, or cause of action for damages of any kind whatsoever, whether known or unknown, against Shareholders, Seller or their officers, directors, employees, attorneys, agents, successors and assigns by reason of any event, occurrence or omission arising under, or relating to, the Subject Franchises.

8.Pre-Closing Events
(a)General. Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the transaction in accordance with the terms of this Agreement (but TJC shall not be required to waive any of the TJC Closing Conditions, and Seller and the Shareholder shall not be required to waive any of the Seller Closing Conditions).

(b)Conduct of Business. Pending Closing, Seller and the Shareholder shall:

(i)conduct the business of the Subject Franchises in the ordinary course and use commercially reasonable efforts, in consultation with (but without being bound by) TJC’s transition management team personnel, to maintain and grow the business of the Subject Franchises and to preserve their goodwill and advantageous relationships with patients, employees, suppliers and other persons having business dealings with the Subject Franchises. In clarification of the foregoing, Seller and Shareholder hereby acknowledge and agree that they shall not sell Heavily Discounted Prepaid Packages from the Subject Franchises from March 25, 2022 until the Closing. “Heavily Discounted Prepaid Packages” shall mean prepaid packages that are priced below the average pricing Seller and Shareholder sold prepaid packages at the Subject Franchises during the preceding two years; and

(ii)not take any affirmative action that results in the occurrence of an event of default under any contract or agreement to which Seller is a party and take any reasonable action within Seller’s control that would avoid the occurrence of such default.

(c)Access to Information. Pending Closing, Seller and the Shareholder shall:

(iii)afford TJC and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Seller’s books and records and other documents relating to the Subject Franchises;

(iv)respond to reasonable inquires by TJC and its representatives regarding Seller;

(v)cause Seller to furnish TJC and its representatives with all information and copies of all documents concerning Seller that TJC and its representatives reasonably request;

(vi)deliver to TJC, Seller’s financial statements for the period between January 1, 2019 and the end of the last full month before Closing; and

(vii)otherwise cooperate with TJC in its due diligence activities.

(d)Notice of Developments. Pending Closing, Seller and the Shareholder shall promptly give notice to TJC of:

(i)any fact or circumstance of which Seller or Shareholder becomes aware that causes or constitutes a material inaccuracy in or material breach of any of Seller’s or Shareholder’s representations and warranties in Section 6 as of the date of this Agreement;

(ii)any fact or circumstance of which Seller or a Shareholder becomes aware that would cause or constitute a material inaccuracy in or material breach of any of Seller’s or the Shareholder’s representations and warranties in Section 6 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or

(iii)the occurrence of any event of which Seller or Shareholder becomes aware that reasonably could be expected to make satisfaction of any TJC Closing Condition impossible or unlikely.

(e)Supplements to Schedules. Pending Closing, Seller may supplement or correct the Schedules to this Agreement as necessary to insure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to this Agreement shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties; but if TJC does not exercise its right to terminate this Agreement under Section 12 and closes the transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.
9.TJC Closing Conditions
    Except as provided herein, TJC’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “TJC Closing Conditions”) at or prior to Closing:

(a)    Seller’s and the Shareholder’s representations, warranties and covenants in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, are true, correct and fulfilled on the Closing as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(b)    Seller and the Shareholder have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and have performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy at or prior to Closing, and Seller and the Shareholder shall have delivered to TJC properly executed and notarized releases (in form and substance acceptable to TJC, in its sole and absolute discretion) from any and all third parties from whom waivers, releases and/or approvals are necessary (in TJC’s sole and absolute discretion) to effectuate the transfer of the Assets to TJC free and clear of any and all third party interests, claims, liens or security interests;

(c)    no material adverse change in the Seller’s assets, financial condition, operations, operating results or prospects relating to the Subject Franchise has occurred since the date of this Agreement;

(d)    no suit has been initiated or threatened by a third party that challenges or seeks damages or other relief in connection with the transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction;

(e)Seller has obtained and delivered to TJC all consents listed on Schedule 6(h);

(f)    Seller has terminated all of the Employees as of the Closing and paid all wages, bonuses, commissions, vacation and sick pay, benefits and any applicable severance to such Employees as of the Closing; and TJC has reached satisfactory rehiring terms with those of the Employees it wants to retain going forward, with such determination to be made in TJC’s sole and absolute discretion;

(g)    Seller has obtained consents to the assignment of, and estoppel letters under, the Leases attached hereto as Exhibit A, relating to the premises of the Subject Franchises, in a form reasonably acceptable to TJC.

(h)    TJC has received the approval of its Board of Directors to close the transaction contemplated by this Agreement;

(viii)TJC has completed its due diligence activities under Section 8 above to its satisfaction, with such determination to be made in TJC’s sole and absolute discretion;

(j)    The Seller and the Shareholder have executed and delivered, in a form reasonably acceptable to TJC, releases of all Claims against TJC, its officers, directors, employees, attorneys, agents, successors and assigns, arising prior to the Closing, in form and substance acceptable to TJC in its sole discretion;

(k)    Seller has delivered payoff letters and releases of security interests or liens from any secured lenders or lessors;

(l)    Seller has delivered the information as set forth at Exhibit E – Due Diligence Request, attached hereto; and

(m)    TJC is able to negotiate lease terms and conditions for each clinic satisfactory to TJC at its absolute and sole discretion.

TJC may waive any condition specified in this Section 9 by a written waiver delivered to Seller or Shareholder at any time prior to or at Closing.
10.Seller’s Closing Conditions
Seller’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Seller Closing Conditions”) at or prior to Closing:
(a)    TJC’s representations and warranties in Section 7 were true and correct as of the date of this Agreement and are true and correct on the Closing as if made at and as of Closing;
(b)    TJC has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing;
(c)    no suit has been initiated or threatened by a third party since the date of this Agreement that challenges or seeks damages or other relief in connection with the transaction or that could seek to prevent the transaction; and
(d)    TJC has paid the Purchase Price in accordance with Section 4.
Seller may waive any condition specified in this Section 10 by a written waiver delivered to TJC at any time prior to or at Closing.
11.Non-Competition; Non-Solicitation; Confidentiality

(a)Definitions. Wherever used in this Section 11, the term “TJC” shall refer to TJC and any affiliate, subsidiary, or any successor or assign of TJC. Wherever used in this Section, the phrase “directly or indirectly” includes, but is not limited to, acting, either personally or as principal, owner, shareholder, member, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, invitees, agents, or associates of any of the undersigned parties. Wherever used in this Section, the term “employees” shall refer to employees of TJC; any affiliate, subsidiary, or any successor or assign of TJC; and any franchisee of TJC existing as of the date of this Agreement and, to the extent allowable by law, any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement. Whenever used in this Section, the term “Confidential Information” shall be defined as provided in Section 9 of Seller’s, and Shareholder’s franchise agreement with TJC, which provisions are hereby incorporated by reference and shall expressly further include any audio or video recordings possessed by Seller and/or Shareholder of conversations between TJC’s employees and both Seller and/or Shareholder.

(b)Consideration. The undersigned parties acknowledge that consideration for this Agreement has been provided and is adequate.

(c)Need for this Agreement. The undersigned parties recognize that in the highly competitive business in which TJC and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of TJC. Seller and the Shareholder recognize that each of them has had substantial contact with TJC’s employees, customers, consultants, vendors and suppliers and Confidential Information. For that reason, Seller and the Shareholder may be in a position to take for his, her or its benefit the goodwill TJC has with its employees and customers (patients) and Confidential Information now or in the future. If Seller or the Shareholder at any time after Closing takes advantage of such Confidential Information or goodwill for their own benefit, then the competitive advantage that TJC has created through its efforts and investment will be irreparably harmed.

(d)Non-Competition with TJC. Seller and the Shareholder agree that, for thirty six (36) months following the date of Closing, neither Seller nor the Shareholder, will have any direct or indirect interest (e.g., through a spouse, common law or otherwise) as a disclosed or beneficial owner, investor, partner, director, officer, employee, consultant, representative or agent, or in any other capacity, in any Chiropractic Business located or operating within twenty-five (25) miles of any of the Subject Franchises. The term “Chiropractic Business” means any business which derives more than Ten Thousand Dollars ($10,000.00) of revenue per year from the performance of chiropractic or related services, or any business which grants franchises or licenses to others to operate such a business, with the sole exception of (i) a regional developer license granted by TJC or (ii) a franchise operated under a franchise agreement with TJC.

(e)Non-Solicitation of TJC’s Employees. Seller and Shareholder agree that for twelve (12) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any employees, suppliers, vendors or consultants of TJC, or any TJC franchisee or affiliated professional corporation to accept employment with any person, firm, or business that competes with any business of TJC or any TJC franchisee or affiliated professional corporation; or (b) induce, request, or advise any employee of TJC or TJC franchisee or affiliated professional corporation to terminate such employee’s relationship with TJC or any TJC franchisee or affiliated professional corporation; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the employees of TJC or any TJC franchisee or affiliated professional corporation, except as required by law.

(f)Non-solicitation of TJC’s Customers (Patients). Seller and Shareholder each agrees that for thirty six (36) months after the date of this Agreement, it, he or she will not directly or indirectly: (a) induce, canvas, solicit, or request or advise any customers of the Subject Franchises to become customers of any person, firm, or business that competes with the Subject Franchises; or (b) induce, request or advise any customer of the Subject Franchises to terminate or decrease such customer’s relationship with the Subject Franchise; or (c) disclose to any other person, firm, partnership, corporation or other entity, the names, addresses or telephone numbers of any of the customers of the Subject Franchises, except as required by law.

(g)Confidential Information. Seller and Shareholder agree at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Seller’s or Shareholder’s personal benefit, or the benefit of any other person or entity other than TJC, or disclose it directly or indirectly to any person or entity without TJC’s express authorization or written consent. Seller and the Shareholder fully understand the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time. Notwithstanding the provisions above, the Parties acknowledge that the Shareholder may use Confidential Information in connection with the operation of Shareholder Retained Franchises and any future franchise rights Shareholder may acquire from TJC, and the restrictions set forth in this Section 11 shall not apply to Shareholder Retained Franchises and any future franchise rights Shareholder may acquire from TJC.

(h)Tolling. To ensure that TJC will receive the full benefit of this Section 11, the provisions of Subsections (d), (e) and (f) of this Section 11 will shall be extended by a length of time equal to (i) the period during which Seller or Shareholder is in violation of Seller or the Shareholder’s agreements under such Subsections, and (ii) without duplication, any period during which litigation that TJC institutes to enforce the Seller or Shareholder’s agreements under such Subsections is pending (to the extent that Seller or Shareholder is in violation of Seller’s or Shareholder’s agreements under such Subsections during this period).

(i)Non-Disparagement: Each of the Parties expressly covenant and agree not to make any false representations, or to defame, disparage, discredit or deprecate any of the other Parties or otherwise communicate with any person or entity in a manner intending to damage any of the other Parties, the business conducted by any of the other Parties, or the reputation of any of the other Parties. For purposes of clarity, the obligations in this Section apply to all methods of communications, including the making of statements or representations through direct verbal or written communication as well as the making of statements or representations on the Internet, through social media sites or through any other verbal, digital or electronic method of communication. The obligations in this Section also prohibit the Parties from indirectly violating this Section by influencing or encouraging third parties to engage in activities that would constitute a violation of this Section if conducted directly by one of the Parties.
12.    Termination
(a)    This Agreement may be terminated by TJC, upon notice to Seller and the Shareholder, if prior to or at Closing:
(i)    Seller or Shareholder defaults in the performance of any of their material obligations under this Agreement and the default is not cured within five business days after TJC gives notice of the default to Seller and the Shareholder; or

(ii)    any TJC Closing Condition is not satisfied as of May 19, 2022, or satisfaction of any TJC Closing Condition is or becomes impossible (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement), and TJC does not waive satisfaction of the condition; or
(iii)    Closing does not occur on or before June 1, 2022 (other than as a result of TJC’s breach of or failure to perform its obligations under this Agreement).
(b)    This Agreement may be terminated by Seller or the Shareholder, upon notice to TJC, if prior to or at Closing:
(i)    TJC defaults in the performance of any of its material obligations under this Agreement and the default is not cured within five Business Days after Seller or Shareholder gives notice of the default to TJC;
(ii)    any Seller Closing Condition is not satisfied as of May 19, 2022, or satisfaction of any Seller Closing Condition is or becomes impossible (other than as a result of Seller’s, or Shareholder’s breach of or failure to perform their obligations under this Agreement) and Seller does not waive satisfaction of the condition; or
(iii)    Closing has not occurred by June 1, 2022 (other than as a result of Seller’s, or Shareholder’s breach of or failure to perform their obligations under this Agreement); or
(c)    This Agreement may be terminated by the written agreement of the Parties.
(d)    The right of termination under this Section 12 is in addition to any other rights that a party may have under this Agreement or otherwise, and a party’s exercise of its right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to this Section 12, the Parties’ confidentiality obligations under Section 11(g) shall survive termination and continue indefinitely.
13.    Indemnification of TJC
(a)    Subject to Sections 15 and 16, Seller and the Shareholder agree, personally, jointly and severally, to indemnify TJC against and hold TJC harmless from:
(i)    any loss, liability, damage, cost or expense, including reasonable attorneys’ fees and cost of investigation (“Loss”) that TJC (or its directors, representatives, affiliates, employees, subsidiaries, and other related parties or individuals) may suffer or incur that is caused by, arises out of or relates to any failure, inaccuracy in or breach of any representation and warranty by Seller or Shareholder in Section 6 of this Agreement;
(ii)    any Loss that TJC may suffer or incur that is caused by, arises out of or relates to Seller’s or Shareholder’s breach of or failure to perform any of their covenants and obligations in this Agreement in any material respect; or
(iii)     any Loss that TJC may suffer or incur that is caused by, arises out of or relates to the assertion against TJC of an Excluded Liability.
Claims asserted by TJC under subsections (i), (ii) and (iii) above are hereinafter referred to as TJC’s “Indemnification Claim(s).”

(b)    The benefit of the indemnification obligations of Seller and the Shareholder under this Section 13 shall extend to the respective officers, directors, employees and agents of TJC and its affiliates.
14.        Indemnification of Seller and the Shareholder
(a)    Subject to Sections 15 and 16, TJC agrees to indemnify Seller and the Shareholder against and hold each of them harmless from:
(i)    any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by TJC in Section 7 of this Agreement;
(ii)    any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to TJC’s breach of or failure to perform any of its obligations in this Agreement in any material respect; or
(iii)    any Loss that Seller or the Shareholder may suffer or incur that is caused by, arises out of or relates to TJC’s operation of the Subject Franchises after Closing.
Claims asserted by Seller or the Shareholder under subsections (i), (ii) and (iii) above are hereinafter referred to as Sellers’ or the Shareholder’s “Indemnification Claim(s).”
(b)    The benefit of TJC’s indemnification obligation under this Section 14 shall extend to the heirs and legal representatives of Seller and the Shareholder.
15.    Threshold and Cap
(a)    In respect of TJC’s assertion of an Indemnification Claim under Section 13(a)(i), TJC shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $10,000.00. If this threshold is reached, TJC may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which TJC may assert Indemnification Claims under Section 13 shall be the Purchase Price. No threshold or cap shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.
(b)    In respect of Seller’s and/or a Shareholder’s assertion of an Indemnification Claim under Section 14(a)(i), Seller and/or the Shareholder shall not be entitled to indemnification until the aggregate amount for which indemnification is sought collectively exceeds $10,000.00. If this threshold is reached, Seller and the Shareholder may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a)(i) without regard to any threshold. The maximum aggregate amount for which Seller and/or the Shareholder may assert Indemnification Claims under Section 14 shall be the Purchase Price. No threshold shall apply, however, in the case of any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.
(c)    No threshold shall apply to TJC’s assertion of an Indemnification Claim under Sections 13(a)(ii) or (iii) or to Seller’s or Shareholder’s assertion of an Indemnification Claim under Sections 14(a)(ii) or (iii).

16.    Survival
(a)    An Indemnification Claim under Sections 13(a)(i) and 14(a)(i) may be asserted at any time prior to the third (3rd) anniversary of the Closing, with the exception that:
(i)    an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Section 6(c) (“Taxes”) may be asserted at any time prior to the expiration of the applicable statute of limitation; and
(ii)    an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 6(b) (“Authority”) and 6(d) (“Title to and Condition of Assets”), may be asserted at any time without limit, but only as to Indemnification Claims related to title to Assets, not the condition of Assets.
(iii)    an Indemnification Claim under Section 14(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 7(b) (“Authority”) may be asserted at any time prior to the applicable statute of limitation.
(b)     An Indemnification Claim under Sections 13(a)(ii) and (iii) and Sections 14(a)(ii) and (iii) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation.
17.    Notice of Indemnification Claim
(a)    The indemnified party may assert an Indemnification Claim by giving written notice of the Indemnification Claim to the indemnifying party. The indemnified party’s notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the indemnified party’s Loss or an estimate of the Loss that the indemnified party reasonably anticipates that it will suffer. The indemnified party may amend or supplement its Indemnification Claim at any time, and more than once, by written notice to the indemnifying party.
(b)    If or to the extent that the Indemnification Claim is not in respect of a Third-Party Suit, Section 18 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third-Party Suit, Section 19 shall apply.
18.    Resolution of Claims
(a)    If the indemnifying party does not object to an Indemnification Claim during the 30-day period following receipt of the indemnified party’s notice of its Indemnification Claim, the indemnified party’s Indemnification Claim shall be considered undisputed, and the indemnified party shall be entitled to recover the actual amount of its indemnifiable loss from the indemnifying party, subject to the threshold, if any, in Section 15(a) or (b).
(b)    If the indemnifying party gives notice to the indemnified party within the 30-day objection period that the indemnifying party objects to the indemnified party’s Indemnification Claim, the indemnifying party and the indemnified party shall attempt in good faith to resolve their differences during the 30-day period following the indemnified party’s receipt of the indemnifying party’s notice of its objection. If they fail to resolve their disagreement during this 30-day period, either of them may unilaterally submit the disputed Indemnification Claim for non-binding arbitration before the American Arbitration Association in Savannah, Georgia in accordance with its rules for commercial arbitration in effect at the time, which shall be a condition precedent to seeking resolution of the disputed Indemnification Claim before any court of competent jurisdiction. The award of the arbitrator or panel of arbitrators may include attorneys’ fees to the prevailing party. The prevailing party may enforce the award of the arbitrator or panel of arbitrators in any court of competent jurisdiction.

19.    Third Party Suits
(a)    Indemnified party shall promptly give notice to indemnifying party of any suit, demand, or claim by a third person against indemnified party, for which indemnified party is entitled to indemnification under Section 13(a) (a “Third Party Suit”), which may be given by notice of an Indemnification Claim in respect of the Third-Party Suit. Indemnified party’s failure or delay in giving this notice shall not relieve indemnifying party from its indemnification obligation under this Section 19(a) in respect of the Third-Party Suit, except to the extent that indemnifying party suffers or incur a loss or is prejudiced by reason of indemnified party’s failure or delay.
(b)    Indemnified party shall control the defense of any Third-Party Suit. Indemnifying party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel. Indemnifying party shall in any event reasonably cooperate in the defense of the Third-Party Suit.
(c)    Indemnified party’s settlement of a Third-Party Suit shall also be binding on indemnifying party, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, indemnifying party receives a binding release providing that any liability of indemnifying party in respect of the Third-Party Suit is being satisfied as part of the settlement. Indemnified party shall give indemnifying party at least thirty (30) days’ prior notice of any proposed settlement, and during this thirty (30)-day period indemnifying party may reject the proposed settlement and instead assume the defense of the Third-Party Suit if:
(i)    the Third-Party Suit seeks only money damages and does not seek injunctive or other equitable relief against indemnified party;
(ii)    Indemnifying party unconditionally acknowledges in writing to indemnified party that indemnifying party is obligated to indemnify indemnified party in full in respect of the Third-Party Suit (except for any matters that are not subject to indemnification under this Agreement);
(iii)    the counsel chosen by indemnifying party to defend the Third-Party Suit is reasonably satisfactory to indemnified party;
(iv)    Indemnifying party furnishes indemnified party with security reasonably satisfactory to indemnified party to assure that indemnifying party have the financial resources to defend the Third-Party Suit and to satisfy their indemnification obligation in respect of the Third-Party Suit;
(v)    Indemnifying party actively and diligently defends the Third-Party Suit; and
(vi)    Indemnifying party consults with indemnified party regarding the Third-Party Suit at indemnified party’s reasonable request.
If indemnifying party assumes the defense of the Third-Party Suit, indemnified party shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel.
(d)    Indemnifying party may settle a Third-Party Suit in which, indemnifying party controls the defense only if the following conditions are satisfied:

(i)    the terms of settlement do not require any admission by indemnifying party or indemnified party, in respect of any matters subject to indemnification under Sections 13 or 14 of this Agreement, that in indemnified party’s reasonable judgment would have an adverse effect on indemnified party; and
(ii)    as part of the settlement, indemnified party receives a binding release providing that any liability of indemnified party in respect of the Third-Party Suit is being satisfied as part of the settlement.
(e)    Indemnified party’s failure to defend a Third Party Suit shall not relieve indemnifying party of its indemnification obligation under Section 13 or Section 14 of this Agreement if indemnified party gives indemnifying party at least thirty (30) days’ prior notice of indemnified party’s intention not to defend the Third Party Suit and affords indemnifying party the opportunity to assume the defense without having to satisfy the conditions in Section 19(c) for assuming the defense.
20.    Expenses
Each party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the closing of this transaction, including the process of determining and paying the amount of the Adjustments under Section 4(d) above. In the event of termination of this Agreement prior to Closing pursuant to Section 12, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a default under this Agreement by the other party.
21.    Schedules
Nothing in any Schedule to Section 6 shall be considered adequate to constitute an exception to the related representation and warranty in Section 6 unless the Schedule describes the relevant facts in reasonable detail. Any exception in a Schedule to Section 6 shall be considered an exception to any other representation and warranty in Section 6 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty.
22.    Parties’ Review
Any knowledge acquired by a party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the closing of the transaction shall not limit that party’s right to rely on the other party’s representations and warranties in this Agreement or circumscribe that party’s entitlement to indemnification under this Agreement.
23.    Publicity
Any public announcement or similar publicity regarding this Agreement or the transaction shall be issued only as, when and in the manner and form that TJC determines.
24.    Notices
(a)    All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, or personal delivery, as follows:
(i)    if to Seller, to or in care of:
    Dr. Aaron Shakarian
    Stacie Shakarian
    SJV Apache Junction, LLC
    SJV Tempe Marketplace, LLC
    Shakarian Joint Ventures, LLC
    SJV East Mesa, LLC
    2635 Grandoaks Drive

    Westlake Village, CA 91361

(iii)    If to the Shareholder:
    Dr. Aaron Shakarian
    Stacie Shakarian
    Shakarian Holdings, LLC
    2635 Grandoaks Drive
    Westlake Village, CA 91361

    with a required copy to:
    Christopher D. Soto, Esq.
    Soto Law Firm
    4500 S. Lakeshore Dr., Suite 560
    Tempe, AZ 85282

(iii)    if to TJC, to:
    The Joint Corp.
    16767 N. Perimeter Dr. Suite 110
    Scottsdale, AZ 85260
    Attention: Jorge Armenteros

    with a required copy to:
    Aaron Gagnon, Esq.
    Warshawsky Seltzer, PLLC
    9943 East Bell Road
    Scottsdale, AZ 85260

(b)    A notice sent by certified or registered mail shall be considered to have been given five business days after being deposited in the mail. A notice sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. A party may change its address for purposes of this Agreement by notice in accordance with this Section 24.
25.    Further Assurances and Cooperation
(a)    The parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things that any party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement. The Parties acknowledge that TJC may be required to conduct audits of the financial statements of the businesses operated using the Assets, and the Seller and the Shareholder agree to cooperate with TJC and to provide it with any information reasonably available to the Seller and the Shareholder to assist TJC and its representatives in conducting such audits. For forty-five (45) days following the Closing, Seller and Shareholder shall provide to TJC such assistances as TJC reasonably requests to help ensure a smooth and orderly transition of ownership of the Subject Franchises.
(b)    The Parties acknowledge that TJC may be required by applicable laws and regulations to include financial statements and information relating to the Subject Franchises in TJC’s financial statements, and TJC may be required to perform audits of the Subject Franchises’ financial statements. Accordingly, the Seller and the Shareholder agree to cooperate with TJC and to provide it with any information reasonably available to the Seller and the Shareholder to assist TJC and its representatives in obtaining such financial statements, conforming such financial statements to applicable accounting standards and conducting such audits (Seller’s and the Shareholder’s “Section 25(b) Duties”). Such information includes, but is not limited to, the financial books, records and work papers of Seller.
26.    Waiver
The failure or any delay by any party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the party to be charged with the waiver, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.
27.    Entire Agreement
This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with (i) the Exhibits, (ii) the Schedules and (iii) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment.
28.    Assignment
No party may assign any of its rights under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, TJC may assign its rights, interests and duties under this Agreement and all ancillary documents to a third party TJC franchisee (who desires to step in to the shoes of TJC and complete the transaction contemplated by this Agreement) without the necessity of obtaining any consent of Seller or Shareholder.
29.    No Third-Party Beneficiaries
Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives.
30.    Construction
(a)    All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.
(b)    All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires.
(c)    Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(d)    The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.
31.    Severability
The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is too broad, such provision shall be interpreted to be only as broad as is enforceable.

32.    Counterparts
This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.
33.    Governing Law
This Agreement shall be governed by the internal Laws of the State of Georgia, without giving effect to any choice of law provision or rule (whether of the State of Georgia or any other state) that would cause the laws of any state other than the State of Georgia to govern this Agreement.
34.    Binding Effect
This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

[SIGNATURES FOLLOW BELOW]

IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Agreement as of the Effective Date.

“Seller”                         “TJC”

SJV Apache Junction, LLC, an            The Joint Corp., a Delaware corporation
Arizona limited liability company

By: ___________________________            By: _____________________________
Print: _________________________            Peter Holt, Chief Executive Officer
Its: ___________________________            Date: ___________________________
Date: _________________________

SJV Tempe Marketplace, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

Shakarian Joint Ventures, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

SJV East Mesa, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

[SIGNATURES CONTINUE BELOW]

Dr. Aaron Shakarian, an Individual

By: ___________________________
    Dr. Aaron Shakarian
Date: __________________________
1

Stacie Shakarian, an Individual

By: ___________________________
    Stacie Shakarian
Date: __________________________

“Shareholder”

DR. AARON SHAKARIAN                STACIE SHAKARIAN

By: __________________________            By: __________________________
Dr. Aaron Shakarian, individually            Stacie Shakarian, individually
Date: _________________________            Date: _________________________

SHAKARIAN HOLDINGS, LLC, an
Arizona limited liability company

By:______________________________
Print: ____________________________
Its: ______________________________
Date: ____________________________

[SIGNATURE PAGE TO ASSET AND FRANCHISE PURCHASE AGREEMENT]

2

EXHIBIT A

The Leases

1.The Lease Agreement for the premises located at 7131 W. Ray Rd., Suite 39, Chandler, AZ 85226;
2.The Lease Agreement for the premises located at 2010 E. Rio Salado Parkway, Suite 112, Tempe, AZ 85281;
3.The Lease Agreement for the premises located at 1946 S. Signal Butte, Suite A105, Mesa, AZ 85209; and
4.The Lease Agreement for the premises located at 2540 W. Apache Trail, Suite 102, Apache Junction 85120.

[See attached Lease Agreements for the Subject Franchises, by separate electronic attachment and/or by attachment below.]

3

EXHIBIT B – BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement is made as of the date last set forth below (“Effective Date”) by SJV Tempe Marketplace, LLC, an Arizona limited liability company, Shakarian Joint Ventures, LLC, an Arizona limited liability company, SJV East Mesa, LLC, an Arizona limited liability company, SPV Apache Junction, LLC, an Arizona limited liability company, Joint Chiropractic Tempe Marketplace, LLC, an Arizona limited liability company, Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual, to and in favor of The Joint Corp., a Delaware corporation, and is delivered pursuant to Section 5 of the Asset Purchase Agreement dated as of its defined “Effective Date,” by and between The Joint Corp., a Delaware corporation (“TJC”), SJV Tempe Marketplace, LLC, an Arizona limited liability company (“TM”), Shakarian Joint Ventures, LLC, an Arizona limited liability company (“SJV”), SJV East Mesa, LLC, an Arizona limited liability company (“EM”), SPV Apache Junction, LLC, an Arizona limited liability company (“AJ”), Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (TM, SJV, EM, AJ, Dr. Aaron Shakarian and Stacie Shakarian shall collectively be referred to as the “Seller”), and Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (collectively, the “Shareholder”) (the “Asset Purchase Agreement”).
Capitalized terms used in this Bill of Sale, Assignment and Assumption Agreement without being defined have the same meanings that they have in the Asset Purchase Agreement.
For value received, the receipt and sufficiency of which is acknowledged, the Seller and Shareholder grant, bargain, sell, deliver, transfer, assign and convey to TJC, its successors and assigns, all of their right, title and interest in, to and under the Assets, including, but not limited to, its right, title, interest and estate in, to, and under the following:
(i)the franchise agreements between Seller and TJC for the four Subject Franchises (as defined above), a copy of which is attached to the Asset Purchase Agreement as Schedule 1(b)(i),
(ii)    all equipment, machinery, tools, maintenance supplies, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property used by Seller in connection with the Subject Franchises which is more particularly listed and described in Schedule 1(b)(ii) attached to the Asset Purchase Agreement;

(iii)    all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Subject Franchises, together with any deposits or prepayments (for packages or otherwise) made by any patients covered by such agreements or arrangements to the extent related to services to be performed after Closing;

(iv)    the trademarks, trade names, copyrights and all other intellectual property rights of Seller associated with the Subject Franchises and all of Seller’s goodwill attributable to the Subject Franchise;

(v)    all telephone numbers and domain names associated with the Subject Franchises;

4

(vi)    to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Subject Franchises;

(vii)    all of Seller’s interest as tenant (including leasehold improvements) under its leases for the premises occupied by the Subject Franchises, copies of which are attached to the Asset Purchase Agreement as Exhibit A; and

(vii)    the agreements and contracts which TJC has expressly agreed to assume and which are listed on Schedule 1(b)(ix);
(ix)    all of its other Assets that Seller uses or holds for use in the operation of the Subject Franchises.
To have and to hold the Assets unto TJC, its successors and assigns forever.
TJC hereby agrees to, and does undertake to, assume, pay, perform or discharge as appropriate all of the Assumed Contracts for periods after the Closing Date; provided such applicable agreements have been disclosed to TJC prior to the Closing. Notwithstanding anything to the contrary contained herein, TJC is not assuming the Excluded Liabilities.
This Bill of Sale and Assignment does not convey any right, title or interest in the Excluded Assets.
                         “TJC”
5

                        THE JOINT CORP., a Delaware corporation

                        By: _____________________________
                        Peter Holt, Chief Executive Officer
                        Date: ____________________________

                            “SELLER”
                        SJV Apache Junction, LLC, an                                    Arizona limited liability company

By: ___________________________
Print: _________________________
Its: ___________________________
Date: _________________________

SJV Tempe Marketplace, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

Shakarian Joint Ventures, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

SJV East Mesa, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

Dr. Aaron Shakarian, an Individual

By: ___________________________
                        Dr. Aaron Shakarian

                        Date: __________________________

Stacie Shakarian, an Individual

By: ___________________________
                        Stacie Shakarian
                        Date: __________________________

                            “SHAREHOLDER”
                        DR. AARON SHAKARIAN

By: _____________________________
Dr. Aaron Shakarian, individually
Date: ___________________________

STACIE SHAKARIAN
By: ______________________________
Stacie Shakarian, individually
Date: ____________________________

SHAKARIAN HOLDINGS, LLC, an Arizona
limited liability company
By:______________________________
Print: ____________________________
Its: _____________________________
Date: ___________________________

EXHIBIT C – GENERAL RELEASE

The undersigned holds a direct or indirect interest in one or more of the parties to that certain Asset and Franchise Purchase Agreement dated as of its defined “Effective Date” entered into by and between The Joint Corp., a Delaware corporation (“TJC”), SJV Tempe Marketplace, LLC, an Arizona limited liability company (“TM”), Shakarian Joint Ventures, LLC, an Arizona limited liability company (“SJV”), SJV East Mesa, LLC, an Arizona limited liability company (“EM”), SPV Apache Junction, LLC, an Arizona limited liability company (“AJ”), Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (TM, SJV, EM, AJ, Dr. Aaron Shakarian and Stacie Shakarian shall collectively be referred to as the “Seller”), and Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (collectively, the “Shareholder”), pursuant to which TJC acquired substantially all of the Assets of Seller related to the Subject Franchises of TJC (the “Asset Purchase Agreement”). Capitalized terms used in this General Release without being defined have the same meanings that they have in the Asset Purchase Agreement.
    The undersigned is delivering this General Release to TJC pursuant to Section 9(b) of the Asset Purchase Agreement. The undersigned’s release of TJC was and is a material inducement to TJC to enter into and close the Asset Purchase Agreement.

The undersigned waives and releases (i) any written notice required or right of first refusal granted to the undersigned under any operative instrument with respect to the Seller, the Shareholder, the Assets, the Subject Franchises or any of them, (ii) any and all right, title and interest of the undersigned in, to and under any of the Assets, or the Subject Franchises. The undersigned specifically acknowledges and agrees that TJC will rely and is entitled to rely upon the effectiveness of this instrument in closing the transactions contemplated by the Asset Purchase Agreement, and that the undersigned will benefit personally (directly or indirectly) from the closing of those transactions. Notwithstanding the above, the undersigned do not waive or release any rights granted them under the franchise agreements relating to the Shareholder Retained Franchises and any future franchise agreements with TJC.

Effective upon the closing of the transactions described in the Asset Purchase Agreement, and without the necessity of notice or any other additional act, the undersigned releases each of TJC, its officers, directors, attorneys and affiliates (“TJC Parties”) and Seller from any and all claims, demands and causes of action of any kind or nature whatsoever, including any claims or causes of action related to any of the following: (a) the Subject Franchises, (b) the Assets; and/or (c) the Franchise Agreements and any other agreements between the Parties, that the undersigned, either alone or with any one or more of the other members of Seller, has had or may have, whether now known or unknown, as of Closing against the TJC Parties for any event occurring prior to Closing. Notwithstanding the provisions above, the undersigned do not release any claims, demands and causes of action of any kind or nature whatsoever relating to: 1) the TJC Parties performance under the Asset Purchase Agreement; 2) the Shareholder Retained Franchises and any future franchise agreements with TJC; and 3) any defense or counterclaim the undersigned may have in the event TJC assets a claim or action against the undersigned under the Franchise Agreements.
With respect to the matters hereinabove released, the undersigned knowingly waives all its rights and protection, if any, under Section 1542 of the Civil Code of the State of California, or any similar law of any state or territory of the United States of America. Section 1542 provides as follows:

1542 General Release; Extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.
[NOTARIZED SIGNATURES FOLLOW BELOW]

                    DR. AARON SHAKARIAN

                            By: _____________________________
                            Dr. Aaron Shakarian, individually
                            Date: ________________

State of _____________ ) ) ss.
County of ___________ )

I, the undersigned, a Notary Public in and for the State and County aforesaid, do hereby certify that _____________________, personally known to me to be the individual whose name appears above, executed and delivered this instrument as his/her own free and voluntary act, for the uses and purposes set forth therein.

                _______________________________
                Notary Public
(Seal)
My Commission Expires:

STACIE SHAKARIAN

                            By: _____________________________

                            Stacie Shakarian, individually
                            Date: ________________

State of _____________ ) ) ss.
County of ___________ )

I, the undersigned, a Notary Public in and for the State and County aforesaid, do hereby certify that _____________________, personally known to me to be the individual whose name appears above, executed and delivered this instrument as his/her own free and voluntary act, for the uses and purposes set forth therein.

                _______________________________
                Notary Public
(Seal)
My Commission Expires:

EXHIBIT D – SELLER’S CERTIFICATE

This Sellers’ Certificate (“Certificate”) is dated as of the last date set forth on the signature page below (“Certificate Effective Date”), and is delivered pursuant to Section 5 of the Asset and Franchise Agreement Purchase Agreement dated as of its defined “Effective Date” (the “Asset Purchase Agreement”) entered into by and between The Joint Corp., a Delaware corporation (“TJC”), SJV Tempe Marketplace, LLC, an Arizona limited liability company (“TM”), Shakarian Joint Ventures, LLC, an Arizona limited liability company (“SJV”), SJV East Mesa, LLC, an Arizona limited liability company (“EM”), SPV Apache Junction, LLC, an Arizona limited liability company (“AJ”), Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (TM, SJV, EM, AJ, Dr. Aaron Shakarian and Stacie Shakarian shall collectively be referred to as the “Seller”), and Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (collectively, the “Shareholder”) pursuant to which TJC acquired substantially all of the Assets of Seller related to the Subject Franchises (the “Asset Purchase Agreement”). Capitalized terms used in this Certificate without being defined have the same meanings that they have in the Asset Purchase Agreement.
We, Dr. Steve Shakarian and Stacie Shakarian, certify to TJC, as the ultimate sole Shareholders of Shakarian Holdings, LLC and Seller, as follows:

1.    We are the ultimate sole shareholders or members and duly appointed Shareholders, owner, member or officer of Seller, and am authorized to execute and deliver this Certificate on Seller’s behalf;
    2.    The representations and warranties in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, were true and correct as of the date of the Asset Purchase Agreement;
    3.    The representations and warranties in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, as they may have been amended, are true and correct in all material respects on the Closing as if made at and as of Closing;
    4.    Each of Seller and Shareholder has performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under the Asset Purchase Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and
    5.    Resolutions (and other corporate governance procedures) were duly adopted by the Shareholder to authorize its execution, delivery and performance of the Asset Purchase Agreement. Shareholder and Seller agree, as necessary, to promptly execute any documentation required by The Joint to formalize any aspect of the Asset Purchase Agreement.

[SIGNATURES FOLLOW BELOW]

“SELLER”

                        SJV Apache Junction, LLC, an                                    Arizona limited liability company

By: ___________________________
Print: _________________________
Its: ___________________________
Date: __________________________

SJV Tempe Marketplace, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

Shakarian Joint Ventures, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

SJV East Mesa, LLC, an
Arizona limited liability company

By: ___________________________
Print: __________________________
Its: ___________________________
Date: __________________________

[SIGNATURES CONTINUE BELOW]

Dr. Aaron Shakarian, an Individual

By: ___________________________
                        Dr. Aaron Shakarian
                        Date: __________________________

Stacie Shakarian, an Individual

By: ___________________________
                        Stacie Shakarian
                        Date: __________________________

                            “SHAREHOLDER”
                        DR. AARON SHAKARIAN

By: ____________________________
Dr. Aaron Shakarian, individually
Date: __________________________

STACIE SHAKARIAN

                        By: ____________________________
Stacie Shakarian, individually
Date: ___________________________

SHAKARIAN HOLDINGS, LLC, an
Arizona limited liability company
By:______________________________
Print: ____________________________
Its: ______________________________
Date: ____________________________

EXHIBIT E – DUE DILIGENCE REQUEST

The following information is requested to be provided by Shakarian Holdings, LLC, an Arizona limited liability company, Dr. Aaron Shakarian, an individual and Stacie Shakarian, an individual (collectively, “the Shareholder”) to Jesse McBain, Aaron Gagnon and Jorge Armenteros on behalf of The Joint Corp. To the extent that any request below would be unduly burdensome to produce, please advise us so that we may discuss narrowing this request. For purposes of this request, the “Company” includes all of the Company’s respective subsidiaries and any predecessors. If any item on this list is inapplicable to the Company or if no information of the type requested exists, please indicate in writing.
1.    Company Records:
1.1    The articles of organization and operating agreement, as amended to date, for the Company. Copies of any organizational charts relating to the organizational structure of the Company~~.~~
1.2    The minute books and membership interest ledgers for the Company, together with written consents and minutes of all meetings of the board of managers, any committees of the board of managers, and members of the Company, and all materials furnished to managers and members of the Company related thereto.
1.3    Copies of all certificates or other documentation representing membership interests of the Company. A list of each security holder of the Company and a description (including the number outstanding) of each class of securities issued and outstanding thereto.

1.4    List of all subsidiaries of the Company
1.5    The charter/formation documents and the related by-laws, partnership agreements and operating agreements, as applicable, as amended to date, for all of the subsidiaries of the Company and, to the extent in the possession of the Company, for any member of the Company that is an entity.
1.6    The minute books and stock/membership interest ledgers for all of the subsidiaries of the Company, together with written consents and minutes of all meetings of the board of directors/managers, any committees of the board of directors/managers, and shareholders/members of the subsidiaries of the Company, and all materials furnished to officers/managers and shareholders/members of the subsidiaries of the Company related thereto.
1.7    Copies of all certificates representing shares/membership interests of each of the subsidiaries of the Company. A list of each security holder of each of the subsidiaries of the Company and a description (including the number outstanding) he number of each class of securities issued and outstanding thereto.
1.8    List of all jurisdictions in which the Company and/or any of its subsidiaries does business and/or is/are currently qualified to do business as a foreign entity.
1.9    List of locations of all plants, offices, or other facilities of the Company and/or of its subsidiaries.
1.10    Copies of all certificates of authority or qualification issued by each jurisdiction in which the Company and/or its subsidiaries to do business as a foreign corporation.
1.12    A list of any significant mergers, acquisitions or dispositions entered into by the Company and/or any of its subsidiaries within the last five years.
1.13    The (i) federal tax identification number(s), (ii) the state tax identification number(s), and (iii) state organizational i.d. number for the Company and each of its subsidiaries.
2.    Governmental Regulation:
2.1    Copies of any and all governmental permits, licenses, certifications, authorizations, consents or similar items of the Company and/or any of its subsidiaries.
2.2    Copies of the most recent reports of inspections of the Company’s and/or any of its subsidiaries’ businesses and properties conducted by governmental authorities, insurance companies or consultants~~,~~
2.3    Copies of any and all correspondence, information, reports, investigations, filings or other documentation relating to noncompliance by the Company and/or any of its subsidiaries with any laws or regulations during the past five years.
3.    Financings:
3.1    A list of all outstanding loans and/or guarantees of the Company and/or any of its subsidiaries, and copies of any and all underlying financing documents related thereto. Including documentation that support current debt to shareholders.
3.2    A list and copy of all UCC filings on file in any jurisdiction with respect to the Company and/or any of its subsidiaries or any of their respective assets.
4.    Employment and PC Agreement:

4.1    Copies of any and all PC agreements, employment agreements, consulting agreements, confidentiality agreements, non-compete agreements, severance agreements, change-of-control agreements, option agreements, commission agreements, and indemnification agreements to which the Company and/or any of its subsidiaries is/are a party. Copies of any employee handbooks issued or adopted by the Company and/or any of its subsidiaries.
4.2    A description of any complaints, disputes or grievances by or with employees, requests for arbitration, grievance proceedings, etc. during the past five years for the Company and/or any of its subsidiaries. A list of any work stoppages, strikes or other labor actions affecting the Company and/or any of its subsidiaries in the past five years.
4.4    Copies of any and all pension, retirement, severance, profit sharing, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other employee benefit plan, policy, agreement or practice currently or previously maintained by the Company and/or any of its subsidiaries for any of their respective personnel. A description of all sick leave, maternity leave, vacation and other paid absence policies for the Company and/or any of its subsidiaries.
4.5    A copy of each employee benefit plan of the Company and/or any of its subsidiaries; the most recent actuarial and financial reports prepared with respect to any employee benefit plan; the most recent annual report, if any, filed with any governmental authority for each employee benefit plan; and all Internal Revenue Service and Department of Labor rulings, and any open requests for rulings, and determination letters that pertain to any employee benefit plan of the Company and/or any of its subsidiaries. A copy of COBRA forms and procedures.
4.6    A list of the current officers, directors, managers, independent contractors and employees of the Company and/or any of its subsidiaries along with a description of their job duties and their jurisdiction of employment.
4.7    A list of all current employees of the Company,
4.8    Clinic rosters – employee name, address, date of birth, pay rate, position etc.
4.1A copy of the last couple of payrolls for the clinic and Copies of I-9s.
4.2Amount of vacation owed.
4.12    Information of sponsored visa of key employee
5.    Certain Material Agreements:
5.1    Copies of any and all supply or requirements contracts to which the Company and/or any of its subsidiaries is a party.
5.2    Copies of any and all leases of real property and all leases of personal property to which the Company and/or any of its subsidiaries is/are a party. Confirmation that neither the Company nor any of its subsidiaries own any real estate.
5.3    Copies of any and all forms of all standard agreements (e.g., terms of purchase or sale, warranties, guaranties, non-competes, etc.) utilized by the Company and/or any of its subsidiaries in the ordinary course of its business.
5.4    Copies of any and all agreements of the Company and/or any of its subsidiaries with sales agents or other independent representatives.

5.1Confirmation that there are no contracts, agreements or other documents containing any restrictions on financing, borrowing, the issuance or offering of any security of the Company and/or any of its subsidiaries, or the consummation of any asset or equity sale. Confirmation that there are no agreements relating to restrictions upon competition or restricting or purporting to restrict the ability of the Company and/or any of its subsidiaries to engage in any type of business or to operate in any geographic area.
5.2Copies of any and all secrecy, confidentiality and nondisclosure agreements and any other contracts or agreements made otherwise than in the ordinary course of business by the Company and/or any of its subsidiaries in the past three years.
5.7    To the extent not already included in any of the above items, copies of each contract, lease or instrument entered into or binding upon the Company and/or any of its subsidiaries which (a) provides for aggregate payments by the Company and/or any of its subsidiaries in excess of $10,000, (b) which is not terminable without penalty by the Company and/or any of its subsidiaries upon the provision of no more than 30 days’ written notice, and/or (c) which is material to the operations or business of the Company.
5.8    Copies of any and all contracts containing termination or other provisions triggered by a sale of assets equity or change of control or requiring the consent of the Company and/or any of its subsidiaries.
5.9    Copies of any and all documentation evidencing any patents, patent rights, trademarks, trade names, service marks, brands, copyrights and other intellectual property rights issued in favor of the Company and/or any of its subsidiaries in any jurisdiction and register copies of all pending registrations and applications therefor.
5.10    Copies of any and all documents relating to any technology and/or intellectual property used or otherwise relied upon by the Company and/or any of its subsidiaries in the ordinary course of business, including, without limitation, any and all “work for hire agreements,” right to use agreements, agreements relating to source code used by the Company and/or any of its subsidiaries, software development agreements, and license agreements.
6.    Operating and Related Party Agreements:
6.1    Copies of any and all contracts relating to the Company’s and/or any of its subsidiaries’ securities to which the Company and/or any of its subsidiaries or any of their respective shareholders/members is a party, including operating agreements, shareholders’ agreements voting trust agreement, option agreements, preemptive rights agreements, warrants, etc.
6.2    Copies of any and all agreements between the Company and any of its subsidiaries which are material to the conduct of the Company’s business and/or which require the payment by the Company of any fees, royalties, compensation or other payments to any of the Company’s subsidiaries, members, a relative of any member, entities owned by any member and/or relative or any member.
7.    Litigation:
7.1    A schedule and description of all suits, actions, litigations, administrative proceedings or other governmental investigations or inquiries, currently pending, pending during the past five years or known to be contemplated, by any private party or governmental authority, affecting the business or operations of the Company and/or any of its subsidiaries, including amounts claimed and whether or not covered by insurance. Detail on workers’ comp. experience for the past five years.

7.2    Copies of any and all consent decrees, judgments, other decrees or orders, settlement agreements and other agreements, to which the Company and/or any of its subsidiaries is/are a party or is bound, requiring or prohibiting any future activities or assessing any penalties for violations of laws.
8.    Financial and Auditors:
8.1    Copies of any and all letters from the Company and/or any of its subsidiaries to any of the Company’s and/or any of its subsidiaries, as applicable, independent public accountants in the past five years regarding certain representations requested by any of the Company’s and/or any of its subsidiaries~~,~~ independent public accountants in connection with their audit of the Company and/or any of its subsidiaries, as applicable.
8.2    Copies of any and all accountants’ reports, audited financial statements and auditors letters to management from the Company’s and/or any of its subsidiaries’ respective auditors to the Company and/or any of its subsidiaries for the past five years and interim periods subsequent to the most recent fiscal year end.
8.3 CAPEX investments for the past year.
8.4 Monthly Income Statements for the most recent 12 months.
8.4 To present:
    - Detailed List of Property Plant and Equipment (including its original purchase price, depreciation and book value)
- Detailed list of Accounts Receivable and Accounts Payable
    - Detailed list of all prepaid accounts - including schedule of how much collected and what remains outstanding
8.5 List of any off-balance sheet liabilities not appearing in most recent financial statements (including the notes thereto)
8.6 To the extent they exist, current budgets, forecasts and cash projections for five years, including all supporting information
8.7    Allocation of assets and total value of assets for the clinic.
9.    Insurance:
9.1    A list and brief description of any claims pending under any policies of insurance during the past five years.
9.2    Copies of any and all correspondence relating to the cancellation or non-renewal any policy of insurance during the last five years.
10.    Intellectual Property:
10.1.    A list of all software programs owned by the Company and/or any of its subsidiaries and used internally in connection with the Company’s and/or any of its subsidiaries’, as applicable, business.
10.17    List of all internet domain names owned by the Company and/or any of its subsidiaries or otherwise used by any of them in their business, and a list of all internet domain names owned by third parties or by employees of the Company and/or any of its subsidiaries and used by Company and/or any of its subsidiaries in its business.

11.    Tax Information:
11.1    Copies of Federal income tax returns for the years 2014, 2015 and 2016 for the Company and each of its subsidiaries.
11.2    Copies of all state income tax and unemployment tax returns for the years 2014, 2015 and 2016 for the Company and each of its subsidiaries.
11.3    Copies of any and all documents and correspondence relating to any pending tax investigations or inquires by any taxing authority in respect of the Company and/or any of its subsidiaries.
12.    Real Property:
12.1    Real Property Leased. With respect to each parcel of real property which is leased by the Company, please provide copies of and/or information pertaining to:
    a.    lease agreement and any addendums
    b.    any correspondence from the landlord from the last six months.
    c.    any information written or otherwise that the Company is or may be in violation of the terms of the lease.
    d.    any information or notification from the landlord that it is in breach of the lease agreement and/or it may be renewing the lease.
    e.    title policies.
    f.     amounts of deposits required.
13.    Miscellaneous:
13.1    Copies of all complaints or demands received from any customers and independent contractors within the last twelve months with respect to the Company and/or any of its subsidiaries.
13.2    Copies of any and all other documents, reports, studies or information viewed by the officers and directors of the Company and/or any of its subsidiaries as material to the business, financial condition, prospects or operations of the Company and/or any of its subsidiaries.
13.3    Any marketing agreements with radio stations, TV stations, or other vendors.
13.5    Summary of all local media and marketing relationships and details of those partnerships (including work with charities etc.)
13.6    Digital versions of all artwork that has been created

Schedule 1(b)(i)

Franchise Agreements

1.Franchise Agreement for Clinic #48041 dated August 1, 2017 and subsequently assigned twice, currently by and between The Joint Corp. and SJV Tempe Marketplace, LLC, creating License Number #48041;

2.Franchise Agreement for Clinic #48054 dated August 21, 2020, between The Joint Corp. and Dr. Aaron Shakarian and Stacie Shakarian, creating License Number #48054;

3.Franchise Agreement for Clinic #48040 dated July 21, 2016, between The Joint Corp. and Shakarian Joint Ventures, LLC, creating License Number #48040 (via assignment); and

4.Franchise Agreement for Clinic #48042 dated December 23, 2016, between The Joint Corp. and SJV East Mesa, LLC (via assignment), creating License Number #48042.

[The Franchise Agreements shall be attached by separate electronic attachment and/or by attachment below.]

Schedule 1(b)(ii)

Personal Property of the Subject Franchises

(Attached)

[Seller and Shareholder acknowledge the obligation to provide any detail of the Personal Property above, and and that any failure to include may be subject to a holdback of the Purchase Payment by TJC]

Schedule 1(b)(ix) – Assumed Contracts/Insurance Policies/Corporate Documentation

1.Patient Membership Agreements referenced in section 1(b)(3) of this Agreement.

2.Commercial Real Estate Leases referenced in Exhibit A to this Agreement.

[Copies of each of the above-listed Assumed Contracts attached to be provided by the Seller and
Shareholder, and incorporated into this Agreement. Seller and Shareholder acknowledges its obligation to provide all Assumed Contracts to The Joint as a material condition of this Agreement.]

Schedule 2

Other Excluded Assets

1. 2022 GMC Yukon Denali

2. 2021 Mercedes Benz

Schedule 6(b)

Required Consents or Approvals

[See the Lease Agreements above]

Schedule 6(f)

List of Reported Litigation and Liens for Seller and Shareholder in Arizona

(Attached)

THE JOINT CORP.
SHAKARIAN HOLDINGS CLINIC ACQUISITION
UCC/LIEN SEARCH INFORMATION*

Name of Debtor(s) or Defendant(s)	Filing Office and Thru Date of Search	Type of Search	Date of Filing	File Number	Secured Party(ies) or Plaintiff(s)	Collateral Description
SJV Tempe Marketplace, LLC[1]	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	08/20/2020 07/02/2021	202000506586 202000506586	Navitas Credit Corp.	Blanket Lien Amendment[2]
SJV Tempe Marketplace, LLC	Secretary of State, Arizona Thru 04/08/2022	Federal Tax Lien, State Tax Lien	CLEAR
SJV Tempe Marketplace, LLC	Maricopa County, Arizona Thru 04/15/2022	Fixture Filings, Federal Tax Lien, State Tax Lien, Judgment Lien	CLEAR
SJV Tempe Marketplace, LLC	Maricopa County, Arizona Thru 04/19/2022	Litigation – Defendant	CLEAR
1 Multiple Debtors
2 Changed a Debtor from TJC Tempe Marketplace, LLC to SJV Tempe Marketplace, LLC
*Seller acknowledges that the Buyer has commissioned these searches, that the searches are not exhaustive, that the Buyer is not waiving any of its enforcement rights regarding these search results, or any other liens, judgments, or claims that are not listed in these searches, and that the Seller is responsible to conduct its own searches, and to provide to the Buyer evidence that any and all liens, judgments or claims must be satisfied and such satisfaction must be delivered to the Buyer.

SJV Tempe Marketplace, LLC	U.S. District Court, Arizona District Thru 04/15/2022	Federal Litigation – Defendant	CLEAR
SJV Tempe Marketplace, LLC	U.S. Bankruptcy Court, Arizona District Thru 04/15/2022	Bankruptcy – Petitioner	CLEAR
Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	12/21/2016 11/01/2021	201600452570 201600452570	Spirit of Texas Bank	Blanket Lien Continuation
Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	06/23/2017	201700233970	Spirit of Texas Bank	Blanket Lien
Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	09/17/2018 06/25/2019	201800374318 201800374318	CHTD Company	Blanket Lien TERMINATION

Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	08/04/2020 01/06/2021	202000439275 202000439275	Navitas Credit Corp.	Blanket Lien Amendment[3,4]
Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien	08/20/2020 07/02/2021	202000506586 202000506586	Navitas Credit Corp.	Blanket Lien Amendment[5,6]
Shakarian Joint Ventures, LLC	Secretary of State, Arizona Thru 04/08/2022	Federal Tax Lien, State Tax Lien	CLEAR
Shakarian Joint Ventures, LLC	Maricopa County, Arizona Thru 04/15/2022	Fixture Filings, Federal Tax Lien, State Tax Lien, Judgment Lien	CLEAR
Shakarian Joint Ventures, LLC, et al	Maricopa County, Arizona Thru 04/15/2022	Litigation – Defendant	12/10/2020	CV2020-096580; Civil Matter – Medical Malpractice	Samantha Smith	Notice of Voluntary Dismissal of Defendant Shakarian Joint Ventures, LLC only (without prejudice) filed on 12/31/2020
3 Multiple Debtors
4 Removed TJC Chandler, LLC as a Debtor
5 Multiple Debtors
6 Changed a Debtor from TJC Tempe Marketplace, LLC to SJV Tempe Marketplace, LLC

Shakarian Joint Ventures, LLC	U.S. District Court, Arizona District Thru 04/15/2022	Federal Litigation – Defendant	CLEAR
Shakarian Joint Ventures, LLC	U.S. Bankruptcy Court, Arizona District Thru 04/15/2022	Bankruptcy – Petitioner	CLEAR
SJV East Mesa, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien, Federal Tax Lien, State Tax Lien	CLEAR
SJV East Mesa, LLC	Maricopa County, Arizona Thru 04/15/2022	Fixture Filings, Federal Tax Lien, State Tax Lien, Judgment Lien	CLEAR
SJV East Mesa, LLC	Maricopa County, Arizona Thru 04/19/2022	Litigation – Defendant	CLEAR

SJV East Mesa, LLC	U.S. District Court, Arizona District Thru 04/15/2022	Federal Litigation – Defendant	CLEAR
SJV East Mesa, LLC	U.S. Bankruptcy Court, Arizona District Thru 04/15/2022	Bankruptcy – Petitioner	CLEAR
SJV Apache Junction, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien, Federal Tax Lien, State Tax Lien	CLEAR
SJV Apache Junction, LLC	Maricopa County, Arizona Thru 04/15/2022	Fixture Filings, Federal Tax Lien, State Tax Lien, Judgment Lien	CLEAR
SJV Apache Junction, LLC	Maricopa County, Arizona Thru 04/19/2022	Litigation – Defendant	CLEAR

SJV Apache Junction, LLC	U.S. District Court, Arizona District Thru 04/15/2022	Federal Litigation – Defendant	CLEAR
SJV Apache Junction, LLC	U.S. Bankruptcy Court, Arizona District Thru 04/15/2022	Bankruptcy – Petitioner	CLEAR
Shakarian Holdings, LLC	Secretary of State, Arizona Thru 04/08/2022	UCC Lien, Federal Tax Lien, State Tax Lien	CLEAR
Shakarian Holdings, LLC	Maricopa County, Arizona Thru 04/15/2022	Fixture Filings, Federal Tax Lien, State Tax Lien, Judgment Lien	CLEAR
Shakarian Holdings, LLC, et al	Maricopa County, Arizona Thru 04/15/2022	Litigation – Defendant	06/09/2021	CV2021-009330; Civil Matter – Medical Malpractice	Peter Jordan; Sophia Jordan	Last Docket Activity – Scheduling Order filed on 02/17/2022; Pretrial Conference Set

Shakarian Holdings, LLC	U.S. District Court, Arizona District Thru 04/15/2022	Federal Litigation – Defendant	CLEAR
Shakarian Holdings, LLC	U.S. Bankruptcy Court, Arizona District Thru 04/15/2022	Bankruptcy – Petitioner	CLEAR

Schedule 6(g)

List of Employees and Wage Information
See Attached Schedule

[TO BE ADDED BY THE SELLER]

Schedule 6(h)

Contracts

[See Schedule 1(b)(ix).]